UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 28, 2016

AUTOMATIC DATA PROCESSING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One ADP Boulevard, Roseland, New Jersey 07068
(Address of Principal Executive Offices) (Zip Code)

(973) 974-5000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On July 28, 2016 Automatic Data Processing, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the fiscal quarter ended June 30, 2016.  A copy of the Company’s press release is attached hereto as Exhibit 99 and is hereby incorporated by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 28, 2016, the Company announced a service alignment initiative that is intended to simplify the service organization to align ADP’s service operations to its strategic platforms. In addition to improving the client service experience, this initiative is expected to augment ADP’s service capabilities and contribute to operating efficiencies over the longer-term. The Company has selected Norfolk, Virginia and Maitland, Florida as its next two strategic locations. The Company expects to announce a third location, in the western part of the U.S., later this year.  Over the next three years, the Company will focus on streamlining its geographic footprint by building service capabilities within these and other strategic locations.

The Company expects to recognize pre-tax restructuring charges in the range of $100-125 million through fiscal 2018, consisting primarily of cash expenditures for severance in the range of $75-85 million and relocation costs in the range of $15-20 million.  The Company also expects to incur cash costs to terminate contracts at existing locations, non-cash asset impairment charges, and recognize gains and losses on owned buildings as it streamlines its geographic footprint into its strategic locations.  The Company expects these charges to be in the range of $10 to $20 million in the aggregate.  Approximately $45 million of charges are expected to occur in the first quarter of fiscal 2017 and $45 million in the latter part of fiscal 2017, with the remainder to follow in fiscal 2018.

Item 9.01. Financial Statements and Exhibits.

(c)        Exhibit 99.  Press Release dated July 28, 2016, issued by Automatic Data Processing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC.

Date: July 28, 2016	By:	/s/ Jan Siegmund
Jan Siegmund
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99	Press Release dated July 28, 2016, issued by Automatic Data Processing, Inc.